PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
December 9, 2013

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2013 THIRD QUARTER RESULTS

•	THIRD QUARTER NON-GAAP EPS OF $2.30 EXCEEDED GUIDANCE OF $2.25; GAAP EPS WAS $2.37

•	IN LIGHT OF CURRENT ENVIRONMENT, COMPANY MAINTAINS FULL YEAR 2013 NON-GAAP EPS GUIDANCE OF $7.00

New York, New York - PVH Corp. [NYSE: PVH] reported 2013 third quarter results.

Non-GAAP Amounts:
The discussions of results in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented later in this release and identify and quantify all excluded items.

Overview of Third Quarter Results:

•	Earnings per share was $2.30 on a non-GAAP basis, which exceeded the Company’s guidance of $2.25. The prior year’s third quarter non-GAAP earnings per share was $2.38.

•	GAAP earnings per share was $2.37 as compared to the prior year’s third quarter earnings per share of $2.27.

•
Revenue increased 38% to $2.259 billion, as compared to the prior year’s third quarter. The increase over the prior year was principally driven by the addition of approximately $503 million of revenue related to the Warnaco businesses acquired early in 2013, net of the reduction in licensing revenue attributable to Warnaco. Also contributing to the increase was revenue growth of $87 million, or 10%, in the Tommy Hilfiger business and $55 million, or 19%, in the pre-acquisition Calvin Klein businesses. Partially offsetting these increases was a revenue decrease of $29 million, or 6%, in the pre-acquisition Heritage Brands business.

Third Quarter Business Review:
Due to the 53rd week in 2012, third quarter 2013 comparable store sales are more appropriately compared with the thirteen week period ended November 4, 2012. All comparable store sales discussed in this release are presented on this shifted basis.

Calvin Klein
Revenue in the Calvin Klein business increased $480 million to $800 million from $320 million in the prior year’s third quarter. $425 million of the increase was attributable to the Warnaco businesses acquired, net of the reduction in licensing revenue attributable to Warnaco. Also driving the revenue increase was strong performance in the North America businesses due to a 3% comparable store sales increase, retail square footage expansion and a double-digit increase in the wholesale sportswear business. The North America underwear business exceeded expectations, while the North America jeans business continued to underperform as the Company works to clear inventory and focus on the redesign and repositioning of its offerings in that product category. Calvin Klein International comparable store sales decreased 1%. The Calvin Klein businesses in Brazil and Asia continued to perform well and exceed expectations, while the European business continued to underperform. Within Asia, the China business exhibited solid growth and the Korea business, although down compared to the prior year, showed improving trends over previous quarters. The Calvin Klein business in Europe remains under pressure primarily due to the Company’s current initiative to restructure the sales distribution mix in this region and its concentration in Southern Europe.

Royalty revenue in the third quarter decreased $21 million from the prior year amount, principally due to the loss of Warnaco royalties that were included in the prior year and the expiration of a long-term contractual agreement related to royalties in the North America women’s sportswear business, which together totaled $28 million. Excluding the expiration of this contract and the loss of Warnaco royalties, royalty revenue increased 15%, driven by strength in women’s sportswear, suits, performance wear and handbags and accessories, as well as men’s and women’s outerwear.

Earnings before interest and taxes for the Calvin Klein business increased to $144 million on a non-GAAP basis as compared to $92 million in the prior year’s third quarter (which was in accordance with GAAP), due principally to the addition of earnings related to the newly acquired businesses and the increase in revenue from the Company’s pre-acquisition North America businesses discussed above. Gross margin improvement in the North America retail business, resulting from higher average unit retail selling prices despite the highly competitive landscape, also contributed to the earnings increase.

GAAP earnings before interest and taxes for the Calvin Klein business was $112 million as compared to $92 million in the prior year’s third quarter. The increase was due principally to the earnings increases discussed above, partially offset by acquisition, integration and restructuring costs incurred during the third quarter associated with the Warnaco acquisition.

Tommy Hilfiger
The Tommy Hilfiger business posted revenue of $921 million, a 10% increase as compared to $834 million in the prior year’s third quarter. Revenue in the Tommy Hilfiger North America business increased 10%, principally driven by 3% retail comparable store sales growth, retail square footage expansion and double-digit growth in the wholesale sportswear business. Revenue in the Tommy Hilfiger International business increased 11% as compared to the prior year’s third quarter, driven by a double-digit increase in the European wholesale business and 4% European retail comparable store sales growth, coupled with retail square footage expansion. These increases were partially offset by a revenue decline in Japan, where the Company continues its efforts to strategically reposition the brand.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 6% to $143 million from $135 million in the prior year’s third quarter, driven principally by the revenue increases discussed above. Gross margin pressures due to a higher level of promotional activity in order to drive traffic partially offset the revenue increases.

GAAP earnings before interest and taxes for the Tommy Hilfiger business increased 30% to $168 million from $129 million in the prior year’s third quarter due to the non-GAAP earnings increase discussed above, combined with $24 million of income recorded in the third quarter of 2013 due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition, and the absence in 2013 of costs incurred in connection with the Tommy Hilfiger integration and the related restructuring.

Heritage Brands
Total revenue for the Heritage Brands businesses increased 10% to $539 million, as compared to $490 million in the prior year’s third quarter. The newly acquired Speedo, Warner’s and Olga businesses contributed $78 million, while revenue for the pre-acquisition Heritage Brands businesses decreased 6%. The decrease was due principally to square footage contraction from closing underperforming stores in the Heritage Brands Retail business, a 3% decline in comparable store sales due, in large part, to weak performance at Bass, and a revenue decrease resulting from the 2012 exit from the Izod women’s wholesale sportswear business. The Bass business was sold effective November 4, 2013, the first day of the fourth quarter.

Earnings before interest and taxes for the Heritage Brands business was $42 million on a non-GAAP basis, as compared to $47 million (which was in accordance with GAAP) in the prior year’s third quarter. The earnings decrease was due principally to the revenue decline for the pre-acquisition Heritage Brands businesses discussed above and lower gross margins experienced in the Bass retail business. Also negatively impacting earnings for the quarter was a shift into the quarter of advertising expense related to the Van Heusen brand, coupled with a loss in the Speedo business due to its seasonal nature.

On a GAAP basis, earnings before interest and taxes for the Heritage Brands business was $14 million as compared to $47 million in the prior year’s third quarter. This decrease was due to the non-GAAP earnings decrease discussed above, combined with costs incurred during the current year’s third quarter related to the Warnaco acquisition, integration and restructuring, and a $19 million loss recorded in the current year’s third quarter in connection with the sale of the Bass division.

Third Quarter Consolidated Earnings:
On a non-GAAP basis, earnings before interest and taxes increased 20% to $306 million from $254 million in the prior year’s third quarter driven by increases of $52 million and $8 million in the Calvin Klein and Tommy Hilfiger businesses, respectively, partially offset by a $6 million decrease in the Heritage Brands business and a $3 million increase in corporate expenses, due principally to the addition of Warnaco corporate expenses, net of savings and synergies realized from the acquisition.

Earnings before interest and taxes on a GAAP basis was $249 million as compared to $241 million in the prior year’s third quarter. The earnings increase was primarily due to (i) the net non-GAAP earnings increase discussed above; (ii) $24 million of income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; and (iii) the absence in 2013 of $7 million of costs related to the integration of Tommy Hilfiger and the related restructuring; partially offset by (i) an increase over the prior year of $55 million of costs incurred related to the Warnaco acquisition, integration and restructuring; and (ii) the $19 million loss recorded in connection with the sale of the Bass division.

Net interest expense increased to $46 million as compared to $28 million in the prior year’s third quarter, due to an increase in the Company’s total indebtedness incurred in connection with the Warnaco acquisition. During the third quarter of 2013, the Company made debt repayments totaling $21 million on its outstanding term loans, which brings the total 2013 debt repayments to $203 million.

On a non-GAAP basis, the effective tax rate was 26.5% as compared to 22.2% in the prior year’s third quarter. On a GAAP basis, the impact of the Warnaco acquisition on pre-tax income, combined with non-recurring discrete items recorded during the third quarter of 2013 related to the Warnaco integration, resulted in a decrease in the effective tax rate to 3.3% as compared to 21.2% in the prior year’s third quarter.

Nine Months Consolidated Results:

•	On a non-GAAP basis, earnings per share was $5.60 as compared to $4.99 for the prior year.

•	GAAP earnings per share was $1.95 as compared to $4.79 for the prior year.

•	Revenue on a non-GAAP basis increased $1.757 billion, or 40%, to $6.164 billion as compared to the prior year’s amount of $4.407 billion (which was in accordance with GAAP). The increase was due to:

◦
A $1.275 billion increase in the Calvin Klein business, driven by (i) the addition of $1.162 billion attributable to the Warnaco businesses acquired, which generally exceeded plan, net of the reduction in licensing revenue attributable to Warnaco; (ii) a 3% increase in comparable store sales and square footage expansion in the North America retail business; and (iii) a 16% increase in the pre-acquisition North America wholesale sportswear business. Royalty revenue decreased 31% as compared to the prior year, due principally to the loss of Warnaco royalties that were included in the prior year and the expiration of a long-term contractual agreement related to royalties in the North America women’s sportswear business, which together totaled $76 million. Excluding the expiration of this contract and the loss of Warnaco royalties, royalty revenue increased 10%, driven by strength in women’s sportswear, handbags and accessories and suits, as well as men’s and women’s outerwear.

◦
A 9%, or $205 million, increase in the Tommy Hilfiger business. Revenue in the Tommy Hilfiger North America business increased 11%, driven by 5% comparable store sales growth, retail square footage expansion and double-digit growth in the North America wholesale business. Revenue in the Tommy Hilfiger International business increased 7%, driven by 5% European retail comparable store sales growth, retail square footage expansion and a 9% increase in the Europe wholesale business, partially offset by continued underperformance in Japan, where the Company continues its efforts to strategically reposition the brand.

◦	A 22%, or $277 million, increase in the Heritage Brands business, driven by the addition of $335 million attributable to the newly acquired Speedo, Warner’s and

Olga businesses and an $11 million increase in the pre-acquisition ongoing wholesale sportswear and dress furnishings businesses, partially offset by the negative impact of $42 million, or 3%, related to the exited Izod women’s and Timberland wholesale sportswear businesses and a comparable store sales decline of 7% in the retail business due principally to weak performance at Bass.

•
GAAP revenue of $6.134 billion was $30 million lower than non-GAAP revenue due to sales returns accepted from certain Warnaco wholesale customers in Asia during the first quarter in connection with an initiative to reduce excess inventory levels.

•	On a non-GAAP basis, earnings before interest and taxes increased $189 million to $760 million due to:

◦
A $134 million increase in the Calvin Klein business, driven primarily by the addition of earnings related to the Warnaco businesses acquired and strong performance in the Company’s pre-acquisition businesses.

◦	A $26 million increase in the Tommy Hilfiger business, due principally to the revenue increase mentioned above.

◦
A $37 million increase in the Heritage Brands business, driven by (i) the addition of earnings related to the newly acquired Speedo, Warner’s and Olga businesses; and (ii) growth in the Company’s pre-acquisition wholesale sportswear and dress furnishings businesses, partially offset by weakness in the Heritage Brands Retail business, particularly in the Bass division.

◦	A $9 million increase in corporate expenses, due principally to the addition of Warnaco corporate expenses, net of savings and synergies realized from the acquisition.

•
GAAP earnings before interest and taxes decreased $221 million to $330 million as compared to the prior year. The earnings decrease was primarily due to (i) an increase over the prior year of $429 million of costs related to the acquisition, integration, restructuring and debt modification and extinguishment charges related to the Warnaco acquisition; and (ii) a $19 million loss recorded in connection with the sale of the Bass division; partially offset by (i) $24 million of income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (ii) the absence in 2013 of $14 million of costs related to the integration of Tommy Hilfiger and the related restructuring; and (iii) the net non-

GAAP earnings increase discussed above. Of the $435 million of acquisition, integration, restructuring and debt modification and extinguishment charges related to the Warnaco acquisition incurred during the current year nine month period, $225 million were non-cash, most of which relate to short-lived valuation adjustments and amortization.

•
On a non-GAAP basis, net interest expense increased to $138 million as compared to $86 million in the prior year period (which was in accordance with GAAP), due to an increase in the Company’s total indebtedness incurred in connection with the Warnaco acquisition. GAAP net interest expense was $139 million. During the first nine months of 2013, the Company made debt repayments totaling $203 million on its outstanding term loans.

•
On a non-GAAP basis, the effective tax rate was 25.7% as compared to 24.2% in the prior year period. The GAAP effective tax rate was 15.5% as compared to 24.0% for the prior year period. The impact of the Warnaco acquisition on pre-tax income resulted in a decrease in the GAAP effective tax rate as compared to the prior year.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “Despite the difficult market environment, our third quarter results exceeded our expectations, driven by the strength of our Calvin Klein and Tommy Hilfiger businesses. In the third quarter, we continued to be pleased with the performance of our newly acquired Calvin Klein businesses in Asia and Brazil, as well as our global underwear business. However, our Calvin Klein jeans business, particularly in North America and Europe, continues to underperform and be an area of management focus, investment and repositioning.”

Mr. Chirico continued, “Despite our better than expected third quarter results, we believe the current holiday season will be very competitive and highly promotional. As a result, we believe it is prudent to maintain our full year earnings per share guidance of $7.00.”

Mr. Chirico concluded, “Over the last nine months, we have made significant progress in our efforts to integrate the Warnaco businesses and to build a solid foundation for our future. Investments in the newly acquired businesses, which will continue into 2014, will further focus on enhancing the existing operating infrastructure; leveraging the investments in our people, including filling a significant number of key open positions; restructuring our customer distribution in various regions; upgrading the quality and design of the Calvin Klein jeans product; and elevating and enhancing the retail presentation of the Calvin Klein businesses. We firmly believe that these investments being made in 2013 and 2014 will fuel the global expansion of our Calvin Klein and Tommy Hilfiger brands and deliver long-term growth and stockholder value.”

2013 Guidance:
Please see the section entitled “Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

2013 non-GAAP revenue guidance does not include fourth quarter revenue for the Bass division, which was sold on November 4, 2013, the first day of the fourth quarter. Revenue for the Bass division in the fourth quarter of 2012 was approximately $75 million.

Full Year Guidance
The Company continues to project that earnings per share on a non-GAAP basis will be $7.00 as compared to $6.58 in 2012.

The Company projects that revenue on a non-GAAP basis in 2013 will be approximately $8.24 billion.

It is currently projected that revenue for the Calvin Klein business in 2013 on a non-GAAP basis will increase to approximately $2.79 billion as compared to the 2012 amount of $1.15 billion (which was in accordance with GAAP), principally due to the newly acquired businesses. Revenue for the Tommy Hilfiger business in 2013 is currently expected to be approximately $3.44 billion as compared to the 2012 amount of $3.22 billion. Revenue for the Heritage Brands business in 2013 is currently projected to increase to approximately

$2.01 billion as compared to the 2012 amount of $1.68 billion due principally to the addition of revenue related to the newly acquired Speedo, Warner’s and Olga businesses.

The Company currently projects that 2013 net interest expense will be approximately $190 million and that the non-GAAP 2013 full year tax rate will be approximately 26.0%. The Company currently plans to make additional term loan payments to bring the total for 2013 to approximately $450 million, the majority of which would be voluntary.

The Company’s non-GAAP 2013 earnings per share estimate excludes approximately $500 million of pre-tax costs associated with the Warnaco acquisition and the related integration, restructuring and debt modification and extinguishment, of which approximately $240 million are expected to be non-cash charges, the majority of which is expected to relate to short-lived valuation adjustments and amortization. Also excluded from the Company’s non-GAAP 2013 earnings per share estimate is a $19 million loss recorded in the third quarter of 2013 in connection with the Company’s sale of the Bass division and $24 million of income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax items.)

Fourth Quarter Guidance
On a non-GAAP basis, earnings per share for the fourth quarter is projected to be approximately $1.40 as compared to $1.60 in the prior year’s fourth quarter. The fourth quarter of 2013 is expected to be negatively impacted by $0.10 due to the inclusion of the additional (53rd) week in 2012 and the resulting shift in the 2013 fiscal calendar, which caused the fourth quarter of 2013 to begin one week later into the holiday selling season than the fourth quarter of 2012. Also negatively impacting non-GAAP earnings per share in the fourth quarter of 2013 is a decrease of approximately $0.10 due to an increase in the projected tax rate over the prior year’s fourth quarter.

Revenue in the fourth quarter of 2013 is currently expected to be approximately $2.08 billion.

It is currently projected that revenue for the Calvin Klein business in the fourth quarter of 2013 will increase to approximately $680 million as compared to the 2012 amount of $317 million, principally due to the newly acquired businesses. Revenue for the Tommy Hilfiger business in the fourth quarter of 2013 is currently expected to be approximately $910 million as compared to the 2012 amount of $891 million. Revenue for the Heritage Brands business in the fourth quarter of 2013 is currently projected to increase to approximately $490 million as compared to the 2012 amount of $428 million, principally due to the addition of revenue related to the newly acquired Speedo, Warner’s and Olga businesses, partially offset by the sale of the Bass retail business.

The Company projects that fourth quarter 2013 net interest expense will be approximately $50 million and that the 2013 fourth quarter tax rate will be approximately 27.0%. The Company currently plans to make term loan payments of approximately $250 million during the fourth quarter of 2013, the majority of which would be voluntary.

The Company’s fourth quarter 2013 earnings per share estimate excludes approximately $63 million of pre-tax costs associated with the acquisition, integration and related restructuring of Warnaco. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•
A revenue reduction of $30 million in the first quarter of 2013, due to sales returns accepted from certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

•
Pre-tax costs of approximately $500 million expected to be incurred in 2013 in connection with the acquisition, integration and related restructuring of Warnaco, including costs associated with the Company’s debt modification and extinguishment and the sales returns mentioned above, of which $236 million was incurred in the first quarter, $140 million was incurred in the second quarter, $61 million was incurred in the third quarter and approximately $63 million is expected to be incurred in the fourth quarter. Approximately $240 million of the acquisition, integration and related restructuring charges expected to be incurred in 2013 are non-cash charges, the majority of which are short-lived valuation adjustments and amortization.

•	Pre-tax income of $24 million due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

•	A pre-tax loss of approximately $19 million incurred in the third quarter of 2013 in connection with the sale of substantially all of the assets of the Bass division, which closed on November 4, 2013.

•	A tax expense of $28 million recorded in the second quarter of 2013 associated with non-recurring discrete items related to the Warnaco integration.

•	A tax benefit of $28 million recorded in the third quarter of 2013 associated with non-recurring discrete items related to the Warnaco integration.

•
Pre-tax costs of $21 million incurred in 2012 principally in connection with the integration of Tommy Hilfiger and the related restructuring, of which $3 million was incurred in the first quarter, $5 million was incurred in the second quarter, $7 million was incurred in the third quarter and $6 million was incurred in the fourth quarter.

•	Pre-tax costs of $46 million incurred in 2012 in connection with the acquisition of Warnaco, of which $6 million was incurred in the third quarter and $40 million was incurred in the fourth quarter.

•	A pre-tax expense of $28 million recorded in the fourth quarter of 2012 related to recognized actuarial losses on retirement plans.

•
A tax benefit of $14 million in 2012 related to the recognition of previously unrecognized net operating loss assets and tax credits, of which $5 million was recorded in the third quarter and $9 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

Please see Tables 1 through 8 and the section entitled “Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Tuesday, December 10, 2013 at 9:00 a.m. EST. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #7837200. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of The Warnaco Group, Inc. (“Warnaco”), the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from Warnaco; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	11/3/13	10/28/12	11/3/13	10/28/12

Net sales	$2,145,165	$1,501,442	$5,852,649	$4,033,911
Royalty revenue	85,443	103,944	215,071	271,917
Advertising and other revenue	28,517	37,384	66,412	100,971
Total revenue	$2,259,125	$1,642,770	$6,134,132	$4,406,799

Gross profit on net sales	$1,057,818	$727,756	$2,868,244	$1,995,686
Gross profit on royalty, advertising and other revenue	113,960	141,328	281,483	372,888
Total gross profit	1,171,778	869,084	3,149,727	2,368,574

Selling, general and administrative expenses	927,370	631,139	2,787,846	1,823,143

Debt modification and extinguishment costs			40,395

Equity in income of unconsolidated affiliates, net	4,916	3,193	8,056	5,043

Earnings before interest and taxes	249,324	241,138	329,542	550,474

Interest expense, net	45,968	28,284	139,296	85,883

Pre-tax income	203,356	212,854	190,246	464,591

Income tax expense	6,721	45,156	29,533	111,499

Net income	196,635	167,698	160,713	353,092

Less: Net (loss) income attributable to redeemable non-controlling interest	(78)		48

Net income attributable to PVH Corp.	$196,713	$167,698	$160,665	$353,092

Diluted net income per common share attributable to PVH Corp.(1)	$2.37	$2.27	$1.95	$4.79

	Quarter Ended		Nine Months Ended
	11/3/13	10/28/12	11/3/13	10/28/12

Depreciation and amortization expense	$61,668	$34,752	$267,016	$102,544

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2013 and 2012 in connection with its acquisition and integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the loss incurred in 2013 in connection with the sale of substantially all of the assets of its G.H. Bass & Co. (“Bass”) division, which closed on November 4, 2013; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in 2013 in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred in 2013 prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (vi) the costs incurred in 2012 in connection with its integration of Tommy Hilfiger and the related restructuring; (vii) the tax effects associated with these items; (viii) the net tax expense in 2013 associated with non-recurring discrete items related to the Warnaco integration; and (ix) the tax benefit in 2012 resulting from previously unrecognized tax credits, which are on a non-GAAP basis for each year, provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above in (i) through (viii) are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 8 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Nine Months Ended
	11/3/13	10/28/12	11/3/13	10/28/12

Non-GAAP Measures
Total revenue(1)			$6,164,132
Total gross profit(2)	$1,168,151		3,226,573
Selling, general and administrative expenses(3)	867,557	$618,166	2,474,513	$1,802,313
Earnings before interest and taxes(4)	305,510	254,111	760,116	571,304
Interest expense, net(5)			138,456
Income tax expense(6)	68,778	50,069	159,631	117,595
Net income attributable to PVH Corp.(7)	190,842	175,758	461,981	367,826
Diluted net income per common share attributable to PVH Corp.(8)	$2.30	$2.38	$5.60	$4.99

Depreciation and amortization expense(9)	$52,393		$162,691

(1) Please see Table 2 for reconciliation of GAAP to non-GAAP revenue.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP gross profit.
(3) Please see Table 5 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(4) Please see Table 3 for reconciliation of GAAP to non-GAAP earnings before interest and taxes.
(5) Please see Table 6 for reconciliation of GAAP to non-GAAP interest expense.
(6)    Please see Table 7 for reconciliation of GAAP to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(7) Please see Table 1 for reconciliation of GAAP to non-GAAP net income.
(8) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(9) Please see Table 8 for reconciliation of GAAP depreciation and amortization expense to non-GAAP depreciation and amortization expense.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to non-GAAP net income

	Quarter Ended		Nine Months Ended
	11/3/13	10/28/12	11/3/13	10/28/12

Net income attributable to PVH Corp.	$196,713	$167,698	$160,665	$353,092

Diluted net income per common share attributable to PVH Corp.(1)	$2.37	$2.27	$1.95	$4.79

Items excluded:

Gross profit associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)			50,473

Gross profit impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	(3,627)		26,373

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	55,394	6,412	213,864	6,412

Loss recorded on the sale of Bass (recorded in SG&A)	19,453		19,453

SG&A impact of the amendment of an unfavorable contract	(24,309)		(24,309)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		6,561		14,418

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	9,275		104,325

Debt modification and extinguishment costs			40,395

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes			840

Tax effect of the items above(2)	(34,537)	(413)	(130,602)	(1,596)

Tax benefit resulting from previously unrecognized tax credits		(4,500)		(4,500)

Discrete tax items related to the Warnaco integration	(27,520)		504

Non-GAAP net income attributable to PVH Corp.	$190,842	$175,758	$461,981	$367,826

Non-GAAP diluted net income per common share attributable to PVH Corp.(1)	$2.30	$2.38	$5.60	$4.99

(1) Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(2) Please see Table 7 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 2 - Reconciliation of GAAP revenue to non-GAAP revenue

Nine Months Ended
11/3/13

Revenue	$6,134,132

Items excluded:

Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	30,000

Non-GAAP revenue	$6,164,132

Table 3 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Nine Months Ended
	11/3/13	10/28/12	11/3/13	10/28/12

Earnings before interest and taxes	$249,324	$241,138	$329,542	$550,474

Items excluded:

Gross profit associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)			50,473

Gross profit impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	(3,627)		26,373

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	55,394	6,412	213,864	6,412

Loss recorded on the sale of Bass (recorded in SG&A)	19,453		19,453

SG&A impact of the amendment of an unfavorable contract	(24,309)		(24,309)

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		6,561		14,418

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	9,275		104,325

Debt modification and extinguishment costs			40,395

Non-GAAP earnings before interest and taxes	$305,510	$254,111	$760,116	$571,304

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 4 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended	Nine Months Ended
	11/3/13	11/3/13

Gross profit	$1,171,778	$3,149,727

Items excluded:

Gross profit associated with Warnaco acquisition (including short-lived non-cash inventory valuation adjustments)		50,473

Gross profit impact of sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	(3,627)	26,373

Non-GAAP gross profit	$1,168,151	$3,226,573

Table 5 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Nine Months Ended
	11/3/13	10/28/12	11/3/13	10/28/12

SG&A	$927,370	$631,139	$2,787,846	$1,823,143

Items excluded:

SG&A expenses associated with acquisition and integration of Warnaco and related restructuring	(55,394)	(6,412)	(213,864)	(6,412)

Loss recorded on the sale of Bass (recorded in SG&A)	(19,453)		(19,453)

SG&A impact of the amendment of an unfavorable contract	24,309		24,309

SG&A expenses associated with Tommy Hilfiger integration and related restructuring		(6,561)		(14,418)

Depreciation and amortization related to Warnaco acquisition (principally non-cash valuation amortization recorded in SG&A)	(9,275)		(104,325)

Non-GAAP SG&A	$867,557	$618,166	$2,474,513	$1,802,313

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 6 - Reconciliation of GAAP net interest expense to non-GAAP net interest expense

Nine Months Ended
11/3/13

Interest expense, net	$139,296

Items excluded:

Interest expense incurred prior to the Warnaco acquisition closing date associated with $700M of senior notes	(840)

Non-GAAP interest expense, net	$138,456

Table 7 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense

	Quarter Ended		Nine Months Ended
	11/3/13	10/28/12	11/3/13	10/28/12

Income tax expense	$6,721	$45,156	$29,533	$111,499

Items excluded:

Income tax effects of pre-tax items identified as non-GAAP exclusions (1)	34,537	413	130,602	1,596

Tax benefit resulting from previously unrecognized tax credits		4,500		4,500

Discrete tax items related to the Warnaco integration	27,520		(504)

Non-GAAP income tax expense	$68,778	$50,069	$159,631	$117,595

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All of the Company’s pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 8 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization

	Quarter Ended	Nine Months Ended
	11/3/13	11/3/13

Depreciation and amortization	$61,668	$267,016

Items excluded:

Depreciation and amortization related to Warnaco acquisition (principally short-lived non-cash valuation amortization recorded in SG&A)	(9,275)	(104,325)

Non-GAAP depreciation and amortization	$52,393	$162,691

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In thousands, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	11/3/13				10/28/12
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income attributable to PVH Corp.	$196,713	$5,871	(1)	$190,842	$167,698	$(8,060)	(2)	$175,758

Weighted average common shares	81,522			81,522	70,586			70,586
Weighted average dilutive securities	1,307			1,307	1,304			1,304
Weighted average impact of assumed convertible preferred stock conversion					2,095			2,095
Total shares	82,829			82,829	73,985			73,985

Diluted net income per common share attributable to PVH Corp.	$2.37			$2.30	$2.27			$2.38

	Nine Months Ended				Nine Months Ended
	11/3/13				10/28/12
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income attributable to PVH Corp.	$160,665	$(301,316)	(1)	$461,981	$353,092	$(14,734)	(2)	$367,826

Weighted average common shares	80,943			80,943	69,843			69,843
Weighted average dilutive securities	1,558			1,558	1,332			1,332
Weighted average impact of assumed convertible preferred stock conversion					2,555			2,555
Total shares	82,501			82,501	73,730			73,730

Diluted net income per common share attributable to PVH Corp.	$1.95			$5.60	$4.79			$4.99

(1)
Represents the impact on net income in the period ended November 3, 2013 from the elimination of (i) the expenses associated with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass division, which closed on November 4, 2013; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (iv) the costs incurred in connection with the Company’s debt modification and extinguishment; (v) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (vi) the tax effects associated with these items; and (vii) the net tax benefit (expense) associated with non-recurring discrete items related to the Warnaco integration. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2) Represents the impact on net income in the period ended October 28, 2012 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) costs incurred in connection with the Company’s acquisition of Warnaco; (iii) the tax effects associated with these costs; and (iv) the tax benefit resulting from previously unrecognized tax credits. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	11/3/13	10/28/12
ASSETS
Current Assets:
Cash and Cash Equivalents	$542,533	$276,630
Receivables	919,846	607,465
Inventories	1,168,188	855,359
Other Current Assets	386,932	172,665
Assets Held for Sale	47,454
Total Current Assets	3,064,953	1,912,119
Property, Plant and Equipment	693,089	519,863
Goodwill and Other Intangible Assets	7,509,031	4,383,520
Other Assets	384,547	170,469
	$11,651,620	$6,985,971

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,204,471	$913,452
Short-Term Borrowings	12,441	142,514
Current Portion of Long-Term Debt	85,000	84,000
Other Liabilities	1,833,989	1,152,342
Long-Term Debt	4,174,552	1,647,596
Redeemable Non-Controlling Interest	5,600
Stockholders’ Equity	4,335,567	3,046,067
	$11,651,620	$6,985,971

PVH CORP.
Segment Data
(In thousands)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	11/3/13	10/28/12
Calvin Klein North America
Net sales	$384,010	$195,659
Royalty revenue	38,097	41,970
Advertising and other revenue	15,065	16,685
Total	437,172	254,314

Calvin Klein International
Net sales	333,916	13,191
Royalty revenue	19,961	36,918
Advertising and other revenue	8,648	15,224
Total	362,525	65,333

Total Calvin Klein
Net sales	717,926	208,850
Royalty revenue	58,058	78,888
Advertising and other revenue	23,713	31,909
Total	799,697	319,647

Tommy Hilfiger North America
Net sales	411,395	376,267
Royalty revenue	8,383	6,553
Advertising and other revenue	2,546	2,429
Total	422,324	385,249

Tommy Hilfiger International
Net sales	483,718	433,721
Royalty revenue	13,505	13,434
Advertising and other revenue	1,113	1,210
Total	498,336	448,365

Total Tommy Hilfiger
Net sales	895,113	809,988
Royalty revenue	21,888	19,987
Advertising and other revenue	3,659	3,639
Total	920,660	833,614

Heritage Brands Wholesale
Net sales	373,125	313,197
Royalty revenue	3,946	3,784
Advertising and other revenue	716	1,398
Total	377,787	318,379

Heritage Brands Retail
Net sales	159,001	169,407
Royalty revenue	1,551	1,285
Advertising and other revenue	429	438
Total	160,981	171,130

Total Heritage Brands
Net sales	532,126	482,604
Royalty revenue	5,497	5,069
Advertising and other revenue	1,145	1,836
Total	538,768	489,509

Total Revenue
Net sales	2,145,165	1,501,442
Royalty revenue	85,443	103,944
Advertising and other revenue	28,517	37,384
Total	$2,259,125	$1,642,770

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	11/3/13			10/28/12
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$71,163	$(10,509)	$81,672	$61,933		$61,933

Calvin Klein International	41,199	(21,315)	62,514	30,452		30,452

Total Calvin Klein	112,362	(31,824)	144,186	92,385		92,385

Tommy Hilfiger North America	79,573	12,000	67,573	66,117		66,117

Tommy Hilfiger International	87,980	12,309	75,671	62,583	$(6,301)	68,884

Total Tommy Hilfiger	167,553	24,309	143,244	128,700	(6,301)	135,001

Heritage Brands Wholesale	33,560	(8,252)	41,812	42,923		42,923

Heritage Brands Retail	(19,531)	(19,453)	(78)	4,357		4,357

Total Heritage Brands	14,029	(27,705)	41,734	47,280		47,280

Corporate	(44,620)	(20,966)	(23,654)	(27,227)	(6,672)	(20,555)

Total earnings before interest and taxes	$249,324	$(56,186)	$305,510	$241,138	$(12,973)	$254,111

(1)
Adjustments for the quarter ended November 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass division, which closed on November 4, 2013; and (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition.

(2)
Adjustments for the quarter ended October 28, 2012 represent the elimination of costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) acquisition of Warnaco.

PVH CORP.
Segment Data (continued)
(In thousands)

REVENUE BY SEGMENT
	Nine Months Ended			Nine Months Ended
	11/3/13			10/28/12
	Results
	Under		Non-GAAP
Calvin Klein North America	GAAP	Adjustments(1)	Results
Net sales	$1,009,469		$1,009,469	$508,179
Royalty revenue	86,123		86,123	102,169
Advertising and other revenue	31,784		31,784	42,760
Total	1,127,376		1,127,376	653,108

Calvin Klein International
Net sales	875,256	$(30,000)	905,256	35,060
Royalty revenue	54,110		54,110	101,438
Advertising and other revenue	21,398		21,398	43,391
Total	950,764	(30,000)	980,764	179,889

Total Calvin Klein
Net sales	1,884,725	(30,000)	1,914,725	543,239
Royalty revenue	140,233		140,233	203,607
Advertising and other revenue	53,182		53,182	86,151
Total	2,078,140	(30,000)	2,108,140	832,997

Tommy Hilfiger North America
Net sales	1,106,152		1,106,152	999,729
Royalty revenue	20,907		20,907	16,178
Advertising and other revenue	6,752		6,752	6,401
Total	1,133,811		1,133,811	1,022,308

Tommy Hilfiger International
Net sales	1,355,989		1,355,989	1,263,066
Royalty revenue	38,068		38,068	36,792
Advertising and other revenue	3,465		3,465	3,719
Total	1,397,522		1,397,522	1,303,577

Total Tommy Hilfiger
Net sales	2,462,141		2,462,141	2,262,795
Royalty revenue	58,975		58,975	52,970
Advertising and other revenue	10,217		10,217	10,120
Total	2,531,333		2,531,333	2,325,885

Heritage Brands Wholesale
Net sales	1,056,234		1,056,234	750,815
Royalty revenue	12,096		12,096	11,623
Advertising and other revenue	2,082		2,082	3,755
Total	1,070,412		1,070,412	766,193

Heritage Brands Retail
Net sales	449,549		449,549	477,062
Royalty revenue	3,767		3,767	3,717
Advertising and other revenue	931		931	945
Total	454,247		454,247	481,724

Total Heritage Brands
Net sales	1,505,783		1,505,783	1,227,877
Royalty revenue	15,863		15,863	15,340
Advertising and other revenue	3,013		3,013	4,700
Total	1,524,659		1,524,659	1,247,917

Total Revenue
Net sales	5,852,649	(30,000)	5,882,649	4,033,911
Royalty revenue	215,071		215,071	271,917
Advertising and other revenue	66,412		66,412	100,971
Total	$6,134,132	$(30,000)	$6,164,132	$4,406,799

(1)
Adjustments for the nine months ended November 3, 2013 represent the elimination of sales returns for certain Warnaco wholesale customers in Asia in connection with an initiative to reduce excess inventory levels.

PVH CORP.
Segment Data (continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	11/3/13			10/28/12
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$123,097	$(79,243)	$202,340	$134,423		$134,423

Calvin Klein International	(63,833)	(206,783)	142,950	76,455		76,455

Total Calvin Klein	59,264	(286,026)	345,290	210,878		210,878

Tommy Hilfiger North America	187,543	12,000	175,543	147,630	$(379)	148,009

Tommy Hilfiger International	197,981	12,309	185,672	177,176	(9,798)	186,974

Total Tommy Hilfiger	385,524	24,309	361,215	324,806	(10,177)	334,983

Heritage Brands Wholesale	91,064	(37,022)	128,086	76,960		76,960

Heritage Brands Retail	(22,321)	(19,453)	(2,868)	11,067		11,067

Total Heritage Brands	68,743	(56,475)	125,218	88,027		88,027

Corporate	(183,989)	(112,382)	(71,607)	(73,237)	(10,653)	(62,584)

Total earnings before interest and taxes	$329,542	$(430,574)	$760,116	$550,474	$(20,830)	$571,304

(1)
Adjustments for the nine months ended November 3, 2013 represent the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Warnaco and the related restructuring; (ii) the loss incurred in connection with the sale of substantially all of the assets of the Company’s Bass division, which closed on November 4, 2013; (iii) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; and (iv) the costs incurred in connection with the Company’s debt modification and extinguishment.

(2)
Adjustments for the nine months ended October 28, 2012 represent the elimination of costs incurred in connection with the Company’s (i) integration of Tommy Hilfiger and the related restructuring; and (ii) acquisition of Warnaco.

PVH CORP.
Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2013 estimated results excluding (a) costs expected to be incurred in connection with its acquisition and integration of Warnaco and the related restructuring; (b) the loss incurred in connection with the sale of substantially all of the assets of its Bass division, which closed on November 4, 2013; (c) the income due to the amendment of an unfavorable contract, which resulted in the reduction of a liability recorded at the time of the Tommy Hilfiger acquisition; (d) the costs incurred in connection with the Company’s debt modification and extinguishment; (f) the interest expense incurred prior to the Warnaco acquisition closing date related to the $700 million of senior notes issued to fund the acquisition; (f) the estimated tax effects associated with these items; and (g) the net tax expense associated with non-recurring discrete items related to the Warnaco integration, and (2) 2012 results excluding (a) costs incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (b) costs incurred in connection with its acquisition of Warnaco; (c) the interest expense incurred in connection with the issuance of $700 million of senior notes related to its acquisition of Warnaco; (d) the recognized actuarial loss on retirement plans; (e) the tax effects associated with these items; and (f) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits. Both the 2013 estimated results and 2012 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The amounts referred to in clauses (1) and (2)(a) through (2)(e) above are also excluded from earnings per share calculations for purposes of incentive compensation awards. The estimated tax effects associated with the above items are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2013 Estimated Revenue Reconciliation	Full Year 2013 (Consolidated)	Full Year 2013 (Calvin Klein)

GAAP revenue	$8.21B	$2.76B
Revenue reduction due to sales returns for certain Warnaco wholesale customers in connection with initiative to reduce excess inventory levels	$0.03B	$0.03B
Non-GAAP revenue	$8.24B	$2.79B

PVH CORP.
Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts (continued)

	Current Guidance		Previous Guidance
2013 Net Income Per Common Share Reconciliations	Full Year 2013 (Estimated)	Fourth Quarter 2013 (Estimated)	Third Quarter 2013 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$2.56	$0.85	$1.48
Estimated per common share impact of items identified as non-GAAP exclusions	$4.44	$0.55	$0.77
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$7.00	$1.40	$2.25

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2013 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, adjustments related to the valuation of the purchase price for the Warnaco acquisition, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. Other than the Company’s acquisition of Warnaco, which closed on February 13, 2013, and the related restructuring and the sale of substantially all of the assets of the G.H. Bass & Co. division, which closed on November 4, 2013, the Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity.

Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

(In millions, except per share data)

	Full Year 2012				Fourth Quarter 2012
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$433.8	$(52.5)	(1)	$486.4	$80.7	$(37.8)	(2)	$118.5
Total weighted average shares	73.9			73.9	74.3			74.3

Diluted net income per common share	$5.87			$6.58	$1.09			$1.60

(1) Represents the impact on net income in the year ended February 3, 2013 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) costs incurred in connection with the Company’s acquisition of Warnaco; (iii) the interest expense incurred in connection with the issuance of $700 million of senior notes related to the Company’s acquisition of Warnaco; (iv) the recognized actuarial loss on retirement plans; (v) the tax effects associated with these costs; and (vi) the tax benefit resulting from the recognition of previously unrecognized net operating loss assets and tax credits.

(2) Represents the impact on net income in the quarter ended February 3, 2013 from the elimination of (i) costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) costs incurred in connection with the Company’s acquisition of Warnaco; (iii) the interest expense incurred in connection with the issuance of $700 million of senior notes related to the Company’s acquisition of Warnaco; (iv) the recognized actuarial loss on retirement plans; (v) the tax effects associated with these costs; and (vi) the tax benefit resulting from the recognition of previously unrecognized tax credits.